Exhibit 99.2

CONTINENTAL MATERIALS CORPORATION REPORTS

SECOND QUARTER RESULTS

CHICAGO, August 15 — Continental Materials Corporation (AMEX; CUO) today reported net income of $1,186,000, 74 cents per diluted share for its second quarter, on sales of $45,651,000.  In the prior year’s quarter, net income was $1,430,000, 89 cents per diluted share on sales of $43,704,000.

Sales for the quarter increased in the Heating and Cooling segment and the Door segment more than offsetting the declines reported by the Concrete, Aggregates and Construction Supplies (CACS) and Evaporative Cooling segments. Fan coil volume accounted for the increase in the Heating and Cooling segment due to favorable market conditions and the restructured sales representative network which was completed in late 2005. The increase in the Door segment was attributable to the timing of shipments and some increased sales prices. The declines incurred by the CACS and Evaporative Cooling segments were due to the reduced construction activity along the Front Range in Colorado and milder weather in the markets served, respectively.

Operating income for the 2007 quarter declined to $1,697,000 from $2,165,000 in the 2006 quarter despite the June 2007 receipt of insurance proceeds of $725,000 for property and equipment damaged by floods which occurred during the third quarter of 2006. Cost of sales increased as a percentage of sales primarily in the Heating and Cooling and the Evaporative Cooling segments. The increased costs were largely due to higher material and manufacturing costs combined with competitive pressures that restricted selling price increases. In addition, higher selling and administrative expenses were incurred in the Heating and Cooling segment related to additional sales and engineering personnel as well as higher sales incentive and other related expenses related to an increase in the proportion of sales made to a national home center account. Other income for the 2007 quarter included a $230,000 gain on the sale of stock received from the demutualization of an insurance company that provides life insurance coverage for the Company’s employees.

For the first six months of 2007, net income was $858,000, 53 cents per diluted share.  In the prior year, the company reported net income of $1,129,000, 70 cents per diluted share.

Consolidated sales for the six-month period increased $8,342,000 to $85,730,000.  All segments reported higher sales, with the Heating and Cooling segment responsible for $4,545,000 of the improved sales. The Heating and Cooling segment volume increased for the reasons noted above as well as strong furnace volume during the first quarter of 2007, largely in January as compared to the comparable 2006 period. Similarly, the operating results for the six-month period ended June 30, 2007 declined to $858,000 compared to $1,129,000 for the prior year period as the result of the factors noted above.

FORWARD-LOOKING STATEMENTS — Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933.  Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by and information available to the Company’s management at the time such statements were made.  Forward-looking statements are not guarantees of performance.  Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including but not limited to: weather, interest rates, availability of raw materials and their related costs, national and local economic conditions and competitive forces.  Changes in accounting rules and pronouncements could also alter projected results.  Additional information concerning some of these factors is contained in the Company’s 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented by the Company’s quarterly reports on Form 10-Q.  Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them, except as required by law.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006

Sales	$45,651,000	$43,704,000	$85,730,000	$77,388,000

Operating income (loss)	1,802,000	2,376,000	1,510,000	1,956,000

Interest expense, net	(368,000)	(202,000)	(581,000)	(298,000)

Other (expense) income	263,000	(9,000)	279,000	52,000

Income before income taxes	1,697,000	2,165,000	1,208,000	1,710,000

Provision for income taxes	511,000	735,000	350,000	581,000

Net income	$1,186,000	$1,430,000	$858,000	$1,129,000

Basic earnings per share	$.74	$.89	$.53	$.70
Average shares outstanding	1,603,000	1,605,000	1,603,000	1,605,000

Diluted earnings per share	$.74	$.89	$.53	$.70
Average shares outstanding	1,603,000	1,605,000	1,603,000	1,605,000